Filed Pursuant to Rule 433 Registration No. 333-106497

AEGON N.V.

7.25% PERPETUAL CAPITAL SECURITIES

FINAL PRICING TERMS

ISSUER:	AEGON N.V. (Bloomberg ticker: AEGON)

SECURITIES:	7.25% Perpetual Capital Securities

EXPECTED RATINGS:	A3/A-/A+

FORMAT:	SEC Registered (Global) (No. 333-106497)

SIZE:	US$1,000,000,000

FORM AND DENOMINATION:	US$25 and integral multiples of US$25

SETTLEMENT:	September 21, 2007 (T+5)

INTEREST RATE:	7.25%

PRICE TO PUBLIC PER SECURITY:	100%

OVER-ALLOTMENT OPTION:	US$150,000,000

INTEREST PAYMENT DATES:	March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2007

REDEMPTION:	AEGON N.V. option, in whole only on December 15, 2012 or any Interest Payment Date thereafter, plus certain tax and regulatory calls

LISTING:	NYSE expected

QDI ELIGIBLE:	Yes

JOINT BOOKS:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC

CO-MANAGERS:	Citigroup Global Markets Inc., UBS Securities LLC, ABN AMRO Incorporated, Banc of America Securities LLC, A.G. Edwards & Sons, Inc., HSBC Securities (USA) Inc., RBC Dain Rauscher Inc.

AEGON N.V. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents AEGON N.V. has filed with the SEC for more complete information about this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, AEGON N.V. and any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED: 1-866-500-5408

MORGAN STANLEY & CO. INCORPORATED: 1-866-718-1649

WACHOVIA CAPITAL MARKETS, LLC: 1-866-289-1262